UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 28, 2024

SANUWAVE Health, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52985	20-1176000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11495 Valley View Road, Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 419-7525

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registration is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2024, Sanuwave Health, Inc. (the “Company”) terminated without cause its chief financial officer, Toni Rinow, effective immediately. In connection with her separation, Dr. Rinow and the Company entered into a Separation and Release Agreement, dated March 29, 2024 (the “Severance Agreement”), pursuant to which Dr. Rinow will receive one year’s annual base salary in the amount of $335,000, payable in equal installments through the Company’s regular payroll.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified by reference to the full text of the Severance Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

On April 1, 2024, the Company announced its appointment of Peter Sorensen as its new Chief Financial Officer and designated him the principal financial officer of the Company, effective on the same date.  In connection with his appointment, Mr. Sorensen entered into an Offer Letter, dated March 26, 2024 (the “Offer Letter”), with the Company, and upon his appointment as Chief Financial Officer, he began receiving the compensation described therein.

Mr. Sorensen, age 31, will join the Company from Endogenex, Inc., a medical device company developing a new approach to the treatment of type 2 diabetes, where he served as Vice President of Finance and Human Resources from September 2023 to March 2024, Controller from April 2021 to September 2023, and Assistant Controller from April 2019 to April 2021.

Mr. Sorensen has no family relationships with any executive officer or director of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Further, there are no arrangements or understandings between Mr. Sorensen and any other person pursuant to which he was selected to become the Chief Financial Officer of the Company.

Pursuant to the Offer Letter, Mr. Sorensen’s initial compensation will consist of the following:

•	an initial annualized base salary of $225,000, payable in accordance with the Company’s normal payroll practices and procedures;

•
eligibility to earn cash bonuses in accordance with the Company’s plans and practices adopted from time-to-time, including an annual cash bonus for 2024 of up to 40% of Mr. Sorensen’s base salary to be based on the Company’s and Mr. Sorensen’s achievement of certain objectives and conditioned upon Mr. Sorensen’s continued employment through the bonus payment date;

•
subject to adoption of the Company’s 2024 equity incentive plan and approval by the Company’s board of directors, equity compensation in the form of stock options (the “Options”) to purchase 105,000 shares of the Company’s common stock, which one-third of the Options will vest over three years on each anniversary of the grant date and will be subject to standard acceleration provisions for vesting around a change of control or other similar events; and

•	entitlement to participate in all employee benefit plans and programs to the extent that he meets the eligibility requirements for each individual plan or program.

In addition, the Offer Letter provides that in the event Mr. Sorensen’s employment with the Company is terminated without cause (as determined in accordance with the policies and practices of the Company), he will be eligible for a severance package equal to three months of his then-current base salary, conditioned upon the execution of a severance agreement and general release in a form provided by the Company, and payable in approximately equal installments over the three-month period following the termination of Mr. Sorensen’s employment and the expiration of any rescission periods applicable to such general release.

The foregoing description of the Offer Letter does not purport to be complete and is qualified by reference to the full text of the Offer Letter, which is filed hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 1, 2024, the Company issued a press release announcing Mr. Sorensen’s appointment.  The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  Consequently, it is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section.  Such materials may only be incorporated by reference into another filing under the Exchange Act or the Securities Act if such subsequent filing specifically references this Form 8-K.

The press release contains forward-looking statements regarding the Company and includes cautionary language identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement, dated March 29, 2024
10.2	Offer Letter of Peter Sorensen, dated March 26, 2024
99.1	Press Release, dated April 1, 2024
104	Cover Page Interactive Data File––the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANUWAVE HEALTH, INC.

Dated: April 1, 2024	By:	/s/ Morgan C. Frank
	Name:	Morgan C. Frank
	Title:	Chief Executive Officer